EXHIBIT 12.1


                           WIRELESS ONE, INC.
           Computation of Ratio of Earnings to Fixed Charges

                                      Period from
                                    February 4, 1993                    Years ended December 31,
                                     (inception) to       ------------------------------------------------------
                                    December 31, 1993         1994                 1995                1996
                                    -----------------         ----                 ----                ----
Earnings:
   Net Loss                                (162,610)         (2,261,813)         (7,692,474)        (39,670,395)
   Add:
      Provision for income tax
        benefit                                  --                  --                  --          (4,700,000)
Fixed charges                                 5,743             238,781           4,257,967          29,163,742
                                       ------------       -------------      --------------      --------------
Earnings as adjusted (A)                   (156,867)          2,023,032          (3,434,507)        (15,206,653)
                                       ============       =============      ==============      ==============
Fixed charges
   Interest expense                             411             152,460           4,070,184          28,087,948
   Rents under leases representative
     of an Interest factor (1)                5,332              86,321             187,783           1,075,794
                                       ------------       -------------      --------------      --------------
Fixed charges as adjusted (B)                 5,743             238,781           4,257,967          29,163,742
                                       ============       =============      ==============      ==============

Ratio of earnings to fixed charges
  (A) divided by (B)                             -- (2)              -- (2)              -- (2)              -- (2)
                                       ============       =============      ==============      ==============

______________
(1) Management of Wireless One, Inc. believes approximately one-third of rental and lease expense is representative of the interest component of rent expense

(2) For the period from February 4, 1993 (inception) to December 31, 1993, the years ended December 31, 1994, 1995 and 1996 earnings were inadequate to cover fixed charges by $162,610, $2,261,813, $7,692,474, and $44,370,395, respectively